Exhibit 4.60

FIFTH AMENDMENT TO EXCLUSIVE RAGNAROK

AUTHORIZATION AND DISTRIBUTION AGREEMENT

This Fifth Amendment (hereinafter referred to as “this Amendment”) is made and entered into on this 2nd day of March, 2016, by and between Gravity Co., Ltd., (hereinafter referred to as “Gravity”), a corporation duly organized under the laws of the Republic of Korea, having its principal offices at 15F Nuritkum Square R&D Tower, Worldcup Bukro 396. Sangam-Dong, Mapo-Gu, Seoul, 121-270, Korea and Level Up! Interactive Ltda (hereinafter referred to as “LUISA”), a corporation having its principal place of business at Avenida Jabaquara, 3060 – 8o. andar, 04046-000, in the city of Sao Paulo, State of Sao Paulo, enrolled with the Ministry of Finance Tax Registration Number under CNPJ/MF 06.142.151/0001-60.

RECITALS

WHEREAS, Gravity and LUISA (“Parties” collectively) entered into an Exclusive Ragnarok Authorization and Distribution Agreement (“The Agreement”), dated March 2nd, 2009.

WHEREAS, Parties entered into a First Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“First Amendment”), dated January 17th, 2011.

WHEREAS, Parties entered into a Second Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“Second Amendment”), dated August 1st, 2011.

WHEREAS, Parties entered into a Third Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“Third Amendment”), dated October 29th, 2012.

WHEREAS, Parties entered into a Fourth Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“Fourth Amendment”), dated March 1st, 2014.

WHEREAS, Parties hereto desire to renew The Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, Parties agree as follows:

I. Term

Parties agreed to extend The Agreement for One (1) year from the expiration of The Agreement extended by the First, Third and Fourth Amendment with conditions stated in this Amendment. The newly extended term of The Agreement shall be from March 2nd, 2016 to March 1st, 2017.

II. Authorization Fee

LUISA shall pay to Gravity a non-recoupable and non-refundable renewal Authorization fee (hereinafter referred to as “Authorization Fee”) in the amount of Twenty five Thousand US Dollars (US$25,000) within Fifteen (15) calendar days after the effective date of this Amendment.

III. Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in The Agreement amended by its amendments, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.	Level Up! Interactive Ltda

By:	By:

Name: Hyun Chul Park	Name: Julio Cesar Losada Vieitez

Title: CEO	Title:

Level Up! Interactive Ltda

By:

Name: Andrea Finardi Lançoni

Title: